Exhibit 5.1

May 13, 2024

Akanda Corp.
1a, 1b Learoyd Road

New Romney, TN28 8XU

United Kingdom

Dear Sirs/Mesdames:

Re:	Akanda Corp.

We have acted as Canadian counsel to Akanda Corp., a corporation existing under the laws of the Province of Ontario, Canada (the "Corporation"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933. The Registration Statement relates to the registration of an aggregate of 18,540,745 common shares in the capital of the Corporation (the "Incentive Shares") issuable pursuant to the exercise or settlement of the stock options, restricted share units (each an “RSU”) and other awards (collectively, the “Awards”) that may be awarded under the Corporation’s 2024 Equity Incentive Plan (the “Incentive Plan”), representing 30% of the Corporation’s total issued and outstanding common shares as at the date hereof less any other common shares issuable pursuant to any other option-based and share-based incentive compensation awards granted by the Corporation under previous equity incentive plans.

EXAMINATION OF DOCUMENTS

In giving the opinion expressed below, as Canadian counsel for the Corporation, we have examined executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of the following documents:

a)	the Registration Statement; and

b)	the Incentive Plan (collectively, the "Documents").

This opinion is being provided at the request of the Corporation.

For the purposes of the opinion expressed below, we have considered questions of law, made the investigations, and examined originals or copies, certified or otherwise identified to our satisfaction, of the certificates of public officials and other certificates, documents and records, that we considered necessary or relevant, including:

a)	a certificate of status in respect of the Corporation issued by the Ontario Ministry of Public and Business Service Delivery (formerly the Ministry of Government and Consumer Services) (Ontario) on May 13, 2024 (the "Certificate of Status");

b)	resolutions of the director of the Corporation authorizing and approving the Registration Statement, the Incentive Plan and the reservation of the Incentive Shares for issuance pursuant to the Incentive Plan (the "Board Resolutions");

c)	minutes of the annual and special meeting of the shareholders of the Corporation held on March 22, 2024, whereby the shareholders approved, inter alia, the Incentive Plan (the “Shareholder Resolutions” and, together with the Board resolutions, the “Authorizing Resolutions”);

d)	as to certain matters of fact relevant to the opinions expressed below, a certificate of an officer of the Corporation dated the date of this opinion addressed to Gowling WLG (Canada) LLP, including a certified copy of:

(i)	the articles and by-laws of the Corporation; and

(ii)	the Authorizing Resolutions.

We have not reviewed the minute books or, except as described above, any other corporate records of the Corporation.

ASSUMPTIONS AND RELIANCES

We have relied exclusively upon the documents and records we examined with respect to the accuracy of the factual matters contained in them and we have not performed any independent investigation or verification of those factual matters. We have assumed those factual matters were accurate on the date given and continue to be accurate as of the date of this opinion.

For the purposes of the opinion expressed below, we have assumed, without independent investigation or inquiry, that:

1.	with respect to all documents examined by us, the signatures are genuine, the individuals signing those documents had legal capacity at the time of signing, all documents submitted to us as originals are authentic, and all documents submitted to us as copies conform to the authentic original documents;

2.	the indices and records in all filing systems maintained in all public offices where we have searched or inquired or have caused searches or inquiries to be conducted are accurate and current, and all certificates and information issued or provided under those searches or inquiries are and remain accurate and complete;

3.	none of the Documents have been modified in any manner, whether by written or oral agreement or by conduct of the parties to them or otherwise;

4.	all information contained in all documents reviewed by us is true and correct; and

5.	there is no foreign law that would affect the opinion expressed herein.

We have also assumed that at all relevant times:

1.	the Corporation has the corporate power and capacity to authorize the issuance of the Incentive Shares underlying the Awards granted pursuant to the Incentive Plan;

2.	the Corporation has the corporate power and capacity to perform its obligations under the terms and conditions of the Documents;

3.	the Corporation has taken all necessary corporate action to authorize the execution and delivery by the Corporation of the Documents and the performance of its obligations under the terms and conditions thereof;

4.	each of the Documents has been duly authorized, executed (as applicable) and delivered by all parties thereto and such parties have the capacity to do so;

5.	to the extent any future changes are made to the terms and conditions of the Incentive Plan, they will have been duly authorized by the Corporation and, if applicable, approved by the Corporation’s shareholders and any applicable stock exchange and other applicable regulatory authorities, and will comply with applicable law;

6.	the execution (as applicable) and delivery of the Documents and the performance by the Corporation of its obligations under the terms and conditions thereunder do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of any resolutions of the board of directors or shareholders of the Corporation, any agreement or obligation of the Corporation, or applicable law;

7.	the Corporation has the corporate power and capacity to authorize, create, authenticate, issue, and deliver the Awards and the Incentive Shares underlying such Awards and to perform its obligations under the terms and conditions of such Awards;

8.	the authentication and delivery of the Incentive Shares and the performance by the Corporation of its obligations under the terms and conditions of the Awards do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of any resolutions of the board of directors or shareholders of the Corporation, any agreement or obligation of the Corporation, or applicable law;

9.	the effectiveness of the Registration Statement, and any amendments thereto (including post-effective amendments), will not have been terminated or rescinded;

10.	the Incentive Shares are being offered and sold in compliance with the Incentive Plan and all applicable United States federal and state securities laws and in the manner stated in the Registration Statement; and

11.	no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Incentive Shares.

We also have assumed the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Where our opinion expressed herein refers to any of the Incentive Shares having been issued as "fully paid and non-assessable", such opinion assumes that all required consideration (in whatever form) has been paid for such Incentive Shares. No opinion is expressed as to the adequacy of any consideration received.

In expressing the opinion in paragraph 1, we have relied exclusively upon the Certificate of Status.

LAWS ADDRESSED

We are solicitors qualified to express opinions only with respect to the laws of the Province of Ontario and the opinion expressed herein relates only to the laws of the Province of Ontario and the federal laws of Canada applicable therein as in effect on the date hereof.

OPINION

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The Corporation is incorporated and existing under the Business Corporations Act (Ontario).

2.	The Corporation has reserved for issuance the Incentive Shares and such Incentive Shares will, when issued in accordance with the terms and conditions of the Incentive Plan and the applicable Award agreement, be validly issued as fully paid and non-assessable common shares in the capital of the Corporation.

QUALIFICATIONS AND LIMITATIONS

1.	The legality, validity, binding effect and enforceability of the Documents are subject to, and may be limited by, applicable bankruptcy, insolvency, reorganization, arrangement, winding-up, liquidation, moratorium, preference and other similar laws of general application affecting the enforcement of creditors’ rights generally.

2.	The enforceability of the obligations of the Corporation under the Documents is subject to, and may be limited by, general equitable and legal principles, including those relating to the conduct of parties such as reasonableness and good faith in the performance of contracts, and to the principle that equitable remedies such as injunctive relief and specific performance are only available in the discretion of the court.

RELIANCE

This opinion is solely for the benefit of its addressee in connection with the filing of the Registration Statement with the Commission and is not to be transmitted to any other person, nor is it to be relied upon in any manner by any other person. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Corporation or its securities or their offering and sale.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in Item 8 of the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the Commission.

Our opinion is given as of the date of this opinion letter. Among other things, our opinion does not take into account any circumstance (including changes in law or facts or the conduct of any of the relevant parties) that may occur after that date. We assume no obligation to update or supplement the opinion set forth herein to reflect any changes of law or fact that may occur.

Yours truly,

(Signed) “Gowling WLG (Canada) LLP”

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